Exhibit 10.25

INDUSTRIAL LEASE

BETWEEN

THE GREAT-WEST LIFE ASSURANCE COMPANY

and

801611 ONTARIO LIMITED

- AND -

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

DATE: June 21st, 2000

MASTERS/INDUST.MLS/07/21/94

TABLE OF CONTENTS, continued...

TABLE OF CONTENTS, continued...

		Page
ARTICLE XIV - MISCELLANEOUS

Section 14.01	Rules and Regulations	20
Section 14.02	Overholding	20
Section 14.03	Successors	20
Section 14.04	Tenant Partnership	20
Section 14.05	Waiver	20
Section 14.06	Accord and Satisfaction	20
Section 14.07	Force Majeure	21
Section 14.08	Notices	21
Section 14.09	Registration	21
Section 14.10	Quiet Enjoyment	21

SCHEDULE “A” - LEGAL DESCRIPTION OF THE PROJECT

SCHEDULE “B” - LAYOUT OF THE LEASED PREMISES

SCHEDULE “C” - RULES AND REGULATIONS FORMING PART OF THE WITHIN LEASE

SCHEDULE “D” - CHARGES FOR HEATING AND AIR-CONDITIONING

SCHEDULE “E” - ADDITIONAL PROVISIONS

THIS LEASE is dated the 21st day of June, 2000

BETWEEN:

The Great-West Life Assurance Company

and 801611 Ontario Limited

(collectively “Landlord”)

THE PARTY OF THE FIRST PART

- and -

Primerica Life Insurance Company of Canada

(“Tenant”)

THE PARTY OF THE SECOND PART

ARTICLE I

DEFINITIONS

Definitions

1.01	In this Lease and the schedules forming part of it, the following definitions apply:

(i)	‘Additional Rent’ means the money or charges which the Tenant is required to pay under this Lease (except Minimum Rent) whether or not they are designated “Additional Rent” and whether they are payable to the Landlord or to third parties.

(ii)	‘Architect’ means the architect which the Landlord names from time to time.

(iii)	‘Common Areas and Facilities’ means those areas, facilities, utilities, improvements, equipment and installations which are in the Project and from time to time are not designated or intended by the Landlord to be leased to tenants of the Project, or are provided or designated from time to time by the Landlord for the use or benefit of the tenants in common with others entitled to their use or benefit, in the manner and for the purposes permitted by this Lease. The Common Areas and Facilities includes but is not limited to parking areas, the entrances and exits, landscaping, the structural elements, roof, driveways, common loading dock, sidewalks, landscaped areas, equipment, stairways, common interior areas, common washrooms, fire prevention, security and communications systems, columns, pipes, electrical, plumbing, drainage, mechanical, telephone, meter, mail, storage, janitor rooms, and the other installations including the HVAC System supplied by the Landlord, equipment or services located in the Project or related to it as well as the structures housing them.

(iv)	‘Capital Tax’ means the amount of capital tax payable by the Landlord or the owners of the Project under the Corporations Tax Act of Ontario as amended or replaced from time to time or any other legislation imposing taxes on account of capital, calculated as if the Project were the only property of the Landlord or the owners of the Project.

(ivA)	‘Change of Control’ means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership unless such change occurs as a result of trading in the shares of a corporation listed on a recognized stock exchange in Canada or the United States and then only so long as the Landlord receives assurances reasonably satisfactory to it that there will be a continuity of management and of the business practices of such corporation notwithstanding such Change of Control.

(v)

‘HVAC System’ means the heating, ventilating and air-conditioning system of the Project which is composed of all heating, ventilating and air-conditioning equipment and facilities provided or operated and maintained by the Landlord and includes from time to time, but is not limited to, any roof-top, ceiling or wall-mounted, or window heating, ventilating or air-conditioning units installed or maintained by the Landlord; the fuel and power facilities of the systems, and distribution piping, air-handling units and common fan coil and ventilation units which form part of the system; and monitoring, energy saving and control systems including the thermostat in each of the individual units supplied by the HVAC System and those ventilation systems which serve more than one tenant;

but does not include: (i) the individual, self-contained heating, ventilating and air-conditioning system in any premises the tenant or occupant of which installs and maintains the system; (ii) the distribution system within each tenant’s premises, installed by or for the tenant; and (iii) the tenant maintained ventilation ducts, make-up air facilities, or booster units which are installed by or for individual tenants or a group of tenants, to satisfy requirements which are in excess of the standard maximum sensible cooling load established by the Landlord, or which result from the production of air which is not suitable for recirculation.

(vi)	‘Indemnifier’ means the Person who has executed or agreed to execute the Indemnity Agreement which is attached to this Lease as Appendix “A”.

(vii)	‘Landlord’ means the party of the First Part, and for the purpose of Section 6.05.4 includes the officers, servants, contractors and agents of the Landlord.

(viii)	‘Leasable Premises’ means those premises within the Project from time to time which are leased to tenants or which are designated by the Landlord for that purpose.

(viiiA)	‘Lease Proposal’ means the written proposal to lease between Great-West Life Assurance Company as agent for the Landlord and the Tenant dated the 13th day of June, 2000.

(ix)	‘Leased Premises’ means the premises leased to the Tenant, the boundaries of which extend, (i) (1) to the exterior face of all exterior walls, doors, and windows, (2) to the centre line of all interior walls separating the Leased Premises from adjoining Leasable Premises, with no deduction for space occupied by projections, structures, or columns, structural or non-structural and (ii) from the top surface of the structural subfloor to the bottom surface of the structural ceiling.

(ixA)	‘Leasehold Improvements’ means leasehold improvements in the Leased Premises determined according to common law, and shall include, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Leased Premises by or on behalf of the Tenant or any previous occupant of the Leased Premises, including signs and lettering, partitions, doors and hardware however affixed and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not in the nature of fixtures.

(x)	‘Minimum Rent’ means the annual rent payable by the Tenant under Section 4.02.

(xi)	‘Mortgagee’ means any mortgagee or hypothecary creditor (including any trustee for bondholders) of the Project or any part of it.

(xii)	‘Operating Costs’ means the total amounts incurred, paid or payable by the Landlord or by others on behalf of the Landlord in maintaining and operating the Project, including without limitation and without duplication, the aggregate of:

(a)	the total annual costs and expenses of the insurance carried by the Landlord (after deducting recoveries from tenants under clauses similar to Section 6.05.2) for the lands, buildings, improvements, equipment and other property in the Project owned or operated by the Landlord or for which the Landlord is liable;

(b)	cleaning, snow removal, garbage and waste collection and disposal, and landscaping;

(c)	lighting, electricity, and public utilities serving the Common Areas and Facilities and electricity for signs that are a part of the Common Areas and Facilities;

(d)	policing, security, and supervision;

(e)	salaries of personnel, including management and other supervisory personnel, employed to operate the Project, including contributions and premiums for fringe benefits, unemployment insurance, and workers’ compensation insurance, pension plan contribution, and similar premiums and contributions;

(f)	the cost of equipment and signs including Project directory board and identification and the repair and maintenance thereof;

(g)	the cost of building supplies used by the Landlord in the maintenance and repair of the Common Areas and Facilities;

(h)	repairs (including major repairs) and replacements to and maintenance and operation of the Common Areas and Facilities), including the HVAC System, except for repairs or replacements of inherent structural defects or weakness;

(i)	depreciation or amortization of the costs, including repair and replacement, of the maintenance, cleaning and operating equipment and facilities, roof, HVAC System, master utility meters and all other fixtures, equipment and facilities that are part of Common Areas and Facilities unless they are charged fully in the Rental Year in which they are incurred, all in accordance with generally accepted accounting principles;

(j)	interest calculated at 2% points above the prime rate upon the undepreciated or unamortized part of the cost referred to in (i) above;

(k)	the cost of heating, ventilating and air conditioning the Common Areas and Facilities;

(l)	the Taxes, (including school taxes and local improvement rates) if any, payable by the Landlord which are levied or assessed or allocated by the Landlord pursuant to section 6.01.1 hereof with respect to the Common Areas and Facilities and Capital Tax;

(m)	an administrative fee of 20% of the cost referred to above but excluding those referred to in (i), (j) and (l) hereof.

From the total of the Operating Costs there is deducted:

(aa)	net recoveries that reduce the expenses incurred by the Landlord in operating and maintaining the Project and the Common Areas and Facilities, received by the Landlord from tenants as a result of any act, omission, default or negligence of tenants or as the result of breaches by tenants of the provisions in their lease;

(bb)	net proceeds from insurance policies taken out by the Landlord, to the extent that the proceeds relate to the costs and expenses incurred in the maintenance and operation of the Project and the Common Areas and Facilities; (if the Landlord defaults under Section 8.03, it will deduct an amount equal to the net proceeds that the Landlord would have been entitled to had it not defaulted under that section).

(xiii)	‘Person’ if the context allows, includes any person, firm, partnership or corporation, or any group of persons, firms, partnerships, or corporations or any combination of them.

(xiv)	‘Project’ means the lands described in Schedule “A” as those lands are altered, expanded, or reduced from time to time and any buildings, improvements, equipment and facilities erected on them or situated on or in them from time to time.

(xv)	‘Proportionate Share’ means a fraction which has as its numerator the floor area of the Leased Premises and as its denominator, the floor area of all Leasable Premises.

(xvi)	‘Rent’ means the Minimum Rent and Additional Rent payable under this Lease.

(xvii)	‘Rentable Area’ means in any lease in respect of any portion of Leasable Premises the total area expressed in square feet determined by aggregating: (a) the floor area of the Leased Premises; and (b) a Proportionate Share of the Common Area and Facilities.

(xviii)	‘Rental Year’ means successive periods of 12 calendar months except for the first Rental Year of the Term which commences on the first day of the Term and ends on the last day of December next following and the last Rental Year of the Term whether it is 12 calendar months or not, terminates on the expiration or earlier termination of this Lease.

(xix)

‘Taxes’ means all real property taxes, rates, duties and assessments (including local improvement taxes), impost charges or levies, whether general or special, that are levied, rated, charged or assessed against the Project or any part of it from time to time, (including, but not limited to, the Common

Areas and Facilities) by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise and any taxes or other amounts which are imposed in lieu of, or in addition to, any such real property taxes whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such real property taxes levied or assessed against the Landlord on account of its ownership of the Project or its interest in it.

(xx)	‘Tenant’ means the party of the Second Part and every Person mentioned as Tenant in this Lease and for purposes of Section 8.03 includes the servants, employees, agents, invitees and licensees of the Tenant and those over whom the Tenant may reasonably be expected to exercise control.

(xxi)	‘Trade Fixtures’ means trade fixtures as determined at common law, but for greater certainty, shall not include: (a) heating, ventilating or air conditioning systems, facilities and equipment in or serving the Leased Premises; (b) floor coverings affixed to the floor of the Leased Premises; (c) light fixtures; (d) internal stairways and doors; and (e) any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord pursuant to the Lease Proposal or otherwise.

(xxii)	‘Transfer’ means an assignment of this lease in whole or in part, a sublease of all or any part of the Leased Premises, any transaction whereby the rights of the Tenant under this Lease or to the Leased Premises are transferred to another, any transaction by which any right of use or occupancy of all or any part of the Leased Premises is conferred upon anyone, any mortgage, charge or encumbrance of this Lease or the Leased Premises or any part thereof or other arrangement under which either this Lease or the Leased Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having lawful use or occupancy of any part of the Leased Premises.

(xxiii)	‘Transferee’ means the Person or Persons to whom a Transfer is or is to be made.

ARTICLE II - INTENT AND INTERPRETATION

Net Lease

2.01 Except as otherwise stated herein, this Lease is a completely carefree net lease to the Landlord. The Tenant will pay all charges, impositions, costs and expenses of every nature relating to the Leased Premises and the Landlord is not responsible for any costs, charges, expenses or any outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy of them.

Extended Meanings

2.02 Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and words importing Persons shall include firms, corporations and vice versa. The captions or marginal notes are descriptive only and do not form part of this Lease.

Entire Agreement

2.03 This Lease, as well as schedules and riders, if any, constitutes the entire agreement between the parties hereto with respect to the Leased Premises and may be amended only by an agreement in writing signed by the Landlord and the Tenant and no party hereto is bound by any representations, warranties, promises or agreements or inducements not embodied herein and in particular, no warranties of the Landlord not expressed herein are to be implied.

Governing Law

2.04 This Lease will be construed in accordance with and governed by the laws of the Province of Ontario.

Time of the Essence

2.05 Time is of the essence in this Lease and each part of it.

Construction of the Leased Premises

2.06 The provisions (if any) of the Lease Proposal relating to construction of the Premises and delay in the availability of the Leased Premises for occupancy by the Tenant shall remain in effect and shall not merge upon the execution of this lease. The Tenant shall abide by the provisions of the tenant leasehold improvement manual supplied by the Landlord for any construction it proposes to do prior to or upon occupancy of the Leased Premises, and any renovations to the Leased Premises after it takes occupancy.

ARTICLE III

GRANT AND TERM

Leased Premises

3.01 The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, designated as Unit No. 3 at 6715 Millcreek Drive, Mississauga, Ontario. The Rentable Area of the Leased Premises consists of approximately 13,125 square feet in accordance with Certificate of Measurement dated August 3, 2000. The approximate location of the Leased Premises is shown outlined on the plan attached as Schedule “B”. If there is a discrepancy between the Landlord and the Tenant as to the Rentable Area of the Leased Premises the Rentable Area of the Leased Premises shall be the area as certified by the Landlord’s architect in accordance with Section 1.01(xvii) hereof in the Definition portion of the Lease, whose decision shall be final and binding. The Minimum Rent shall be subject to adjustments based on the actual square foot area of the Rentable Area of the Leased Premises.

Commencement and Ending Date of Term

3.02 To have and to hold the Leased Premises, for and during the term (“Term”) which will be, unless sooner terminated as hereinafter provided, for and during the period of Seven (7) Years and Four (4) Months from the 1st day of January, 2001 (“Commencement Date”) to the 30th day of April, 2008 (“Expiry Date”).

ARTICLE IV

RENT

Covenant to Pay

4.01 The Tenant will pay Minimum Rent and Additional Rent as provided in this Lease. All payments and charges payable by the Tenant pursuant to this Lease, shall for all purposes hereunder be deemed to be rent.

Minimum Rent

4.02 The Tenant shall, from January lst, 2001 to April 30th, 2008, pay Minimum Rent to the Landlord in the sum of Seventy-Eight Thousand, Seven Hundred and Fifty Dollars & 00/100 ($78,750.00) per annum payable in equal consecutive monthly installments of Six Thousand, Five Hundred and Sixty-Two Dollars & 50/100 ($6,562.50) each in advance, on the first day of each calendar month of the Term. The Minimum Rent is based on an annual rate of Six Dollars & 00/100 ($6.00) per square foot of the Rentable Area of the Leased Premises, pursuant to a Certificate of Measurement dated August 3, 2000 verifying the Rentable Area being 13,125 square feet.

4.03 If the Term commences on any day other than the first, or ends on any day other than the last day of a month, the Minimum Rent and Additional Rent for the fractions of a month at the commencement and at the expiration or termination of the Term shall be adjusted on a per diem adjustment of 365 days.

4.04 The Tenant will deliver to the Landlord at the beginning of each Rental Year a series of monthly post-dated cheques for the Rental Year for the aggregate of the monthly payments of Minimum Rent and any payments of Additional Rent estimated by the Landlord in advance as well as any payments required by this Lease to be paid monthly in advance.

4.06 If construction of the Leased Premises or the Project is not completed by the Commencement Date or if on that date, a previous tenant or occupant is overholding, and the Landlord is therefore unable to deliver vacant possession of the Leased Premises, the Landlord will exercise all its rights diligently in order to obtain completion of the construction and vacant possession, and the Rent payable under this Lease will abate until the Leased Premises are available for occupancy by the Tenant. The Landlord will not be liable to the Tenant for damages and this Lease will, subject to the abatement of Rent provided for in this Section 4.06, be in full force with no change to the Commencement Date or the Expiry Date.

4.07 If the Tenant defaults in the payment of rent, the Tenant shall pay interest on the unpaid rent from the due date to the date of payment at the rate per annum that is 6% points above the prime rate charged by a Canadian bank designated by the Landlord.

ARTICLE V

USE OF THE LEASED PREMISES

Use of the Leased Premises

5.01 The Tenant shall not use or occupy the Leased Premises for any purpose other than for offices, warehousing, print shop and related uses and will not use or permit the use of the Leased Premises or any part of them, for any other purpose. The Tenant will, throughout the Term, occupy the Leased Premises and operate its business in a diligent, active and continuous manner in the whole of the Leased Premises.

Nuisance and Waste

5.02 The Tenant will not do or omit to do or permit to be done or omit to be done upon or in respect of the Leased Premises anything the doing or omission of which is forbidden by law or would be or result in a nuisance, or use or operate any apparatus or appliance which may cause annoyance to the Landlord or any other occupant of the Project. The Tenant covenants that it will not use or permit to be used all or any part of the Leased Premises for any dangerous, noxious or offensive trade or business, or cause or permit the Leased Premises or any part thereof to be used for the purpose of any bankruptcy, liquidation or auction sale.

Observance of Law

5.03 The Tenant will at its expense, and subject to Sections 6.05.1 and 6.05.2, promptly, (a) comply with the requirements of all governmental authorities, including, federal, provincial and municipal legislative enactments, by-laws and other regulations now or subsequently in force which pertain to the Leased Premises, the Tenant’s use of the Leased Premises, or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations or changes to the Leased Premises, including energy conservation and (b) comply with the police, fire and sanitary regulations imposed by any governmental authorities or made by fire insurance underwriters, and (c) carry out all modifications or changes to the Leased Premises and the Tenant’s conduct of business in or use of the Leased Premises which are required by any of those authorities, provided that in the event of default by the Tenant under this paragraph the Landlord may itself comply and collect the cost thereof plus a twenty percent (20%) administration charge from the Tenant as rent in arrears.

Environmental Matters

5.04 The Tenant covenants with the Landlord that it will not bring upon, permit or use any substance, defined or designated as a hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term, by any applicable federal, provincial, municipal or local statute, regulation, by-law or ordinance now or hereafter in effect, or any substance or materials, the use or disposition of which is regulated by any such statute, regulation, by-law or ordinance (hereinafter called “Toxic Materials”) in, on or under the Premises and the Tenant will promptly comply with all statutes, regulations, by-laws, and ordinances, and with all orders, decrees or judgments of governmental authorities of courts having jurisdiction, relating to the use, collection, storage, treatment, control, removal or clean up of Toxic Materials in, on or under the Premises if the Premised become contaminated with Toxic Materials as a result of operations or activities on the Premises, or incorporated in any Tenant’s improvements thereon. The Landlord may, but shall not be obliged to, enter upon the Premises and take such actions and incur such costs and expenses to effect such compliance as it deems advisable and the Tenant shall reimburse the Landlord on demand for the full amount of all costs and expenses incurred by the Landlord in connection with such compliance activities. The Tenant will indemnify and hold the Landlord harmless against any losses, damages, costs, expenses and liabilities suffered or incurred by the Landlord by reason of a breach of any of the covenants aforesaid which indemnity shall survive any surrender or termination of the Lease.

ARTICLE VI

TENANT’S COVENANTS

Taxes Payable by the Tenant

6.01.1 The Tenant shall pay, in each and every year during the Term, as Additional Rent, and discharge within 20 days after same shall become due and payable, all Taxes charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises (whether installed by the Tenant or by the Landlord on behalf of the Tenant) and every tax and license fee in respect of any and every business carried on, thereon or therein in respect of the use or occupancy thereof by the Tenant (and every subtenant or licensee). The Tenant further covenants and agrees that upon written request of the Landlord, the Tenant will promptly deliver to it for inspection receipt for payment of all Taxes in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises which were due and payable up to 1 month prior to such request, and in any event will furnish to the Landlord, if requested by the Landlord, evidence of payment satisfactory to the Landlord before the 21st day of January in each year covering payments for the preceding year.

6.01.2 In the event that there shall not be a separate real property tax bill and separate real property assessment notice for the Leased Premises and the Common Areas and Facilities, the Tenant shall pay a share of the Taxes against the Project (including the Common Areas and Facilities) within 10 days after demand therefor by the Landlord as allocated to the Leased Premises by the Landlord. The Landlord shall allocate all such Taxes firstly as between all Leasable Premises and the Common Areas and Facilities, and secondly with respect to the Taxes so allocated to the Leasable Premises, the Landlord shall make a further allocation of all such real property taxes as between each of the Leasable Premises on such basis as the Landlord acting reasonably shall in its sole opinion deem equitable.

6.01.3 The Tenant shall have the right to contest at its own expense so long as the Landlord is not involved in any cost, loss or penalty whatsoever, by appropriate legal proceedings, the validity of any tax, rate, including local improvement rates, assessments or other charges referred to in this Section 6.01 provided that the Tenant forthwith pays the same under protest or furnishes to the Landlord sufficient security by bond or otherwise to ensure the payment of same (together with the Landlord’s reasonable expenses and costs, on a solicitor and client basis) in the event such appeal or application is unsuccessful.

Operating Costs

6.02 In each Rental Year, the Tenant will pay to the Landlord, as Additional Rent its Proportionate Share of the Operating Costs.

Utilities

6.03(a) The Tenant shall pay as the same becomes due respectively, all taxes and charges for public and private utilities, including water, gas, electrical power or energy, steam or hot water used upon or in respect of the Leased Premises. In this regard, the Tenant shall enter into such contracts or other arrangements in connection with the utilities which the Landlord requests it to and will pay whatever deposits or other amounts which are payable under those contracts or other arrangements. No administration fee is payable for amounts billed directly to the Tenant by a supplier of utilities and paid by the Tenant directly to the supplier.

(b) If the Leased Premises are not separately metered the Landlord shall allocate to the Leased Premises an equitable amount as reasonably determined by the Landlord having regard among other things without limitation to the Tenant’s connected load and the then current applicable commercial rates for the municipality in which the Leased Premises is located, together with the Landlord’s costs of determining the amount including, but not limited to, professional, engineering and consulting fees, and an administration fee of 20% of the total referred to above.

(c) Provided, without in any way limiting the provisions of this Section 6.03, if at any time during the Term, the Landlord shall determine, in its sole discretion, that the Tenant’s use of any utility or service, including, without limitation, water, used or consumed on the Leased Premises is in any way unusual or of an excessive nature, the Landlord may, at its option and at the sole cost and expense of the Tenant, install in the Leased Premises a separate meter or sub meter with respect to any such utility or service, including, without limitation, a separate meter for the measurement of hot and cold water, whereupon the Tenant’s cost in connection with any such utility or service shall he determined in accordance with such separate meter or sub meter.

(d) The Landlord is not liable for interruption or cessation of, or failure in the supply of utilities, services or systems in, to or serving the Project or the Leased Premises, whether they are supplied by the Landlord or others, and whether the interruption or cessation is caused by the negligence or not.

Payment of Additional Rent

6.04 Any Additional Rent or other amount payable by the Tenant to the Landlord pursuant to this Lease shall be paid as follows:

(a) The Landlord may reasonably estimate the amount of such Additional Rent at the commencement of each Rental Year and the Tenant shall pay to the Landlord monthly as Additional Rent, 1/12th of such estimated amount. If the amount of Additional Rent payments by the Tenant should be less than the actual amount due for such Rental Year, then in that event, the Tenant shall pay to the Landlord forthwith upon demand the amount of such deficiency.

(b) If the aggregate amount of Additional Rent payment made by the Tenant should be greater than the actual amount due for such Rental Year then, in that event, should the Tenant not be otherwise in default hereunder, the amount of such excess will be applied by the Landlord to the next succeeding instalment of Additional Rent due hereunder; and if there be any such excess for the last Rental Year of the Term, the amount thereof will be refunded by the Landlord to the Tenant within 30 days after the expiration of the Term provided the Tenant is not otherwise in default under the terms of this Lease.

(c) If this Lease commences on a date other than the first day of a calendar year or expires on a date other than the last day of a calendar year, the estimated Additional Rent for such periods of this Lease less than a full calendar year shall be adjusted on a pro rata basis.

(d) Within 180 days after the end of the period for which estimated payments have been made, provided all required information has been made available to the Landlord, the Landlord will deliver to the Tenant, a statement of Operating Costs, Taxes and Utilities together with a statement of the Tenant’s Proportionate Share of those amounts and costs.

Tenant’s Insurance

6.05.1(a) The Tenant shall maintain the following insurance throughout the Term at its sole cost: (i) “All Risks” (including flood and earthquake) property insurance with deductibles not exceeding 3% of the amount insured, naming the Tenant, the Landlord, the owners of the Project and the Mortgagee as insured parties, containing a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and against those for whom the Landlord is in law responsible, and (except with respect to the Tenant’s chattels) incorporating the Mortgagee’s standard mortgage clause. Such insurance shall insure: (1) property of every kind owned by the Tenant or for which the Tenant is legally liable located on or in the Project including, without limitation, Leasehold Improvements, in an amount equal to not less than 90% of the full replacement cost thereof, subject to a stated amount co-insurance clause; and (2) extra expense insurance in such amount as will reimburse the Tenant for loss attributable to all perils referred to in this paragraph 6.05.1(a)(i) or resulting from prevention of access to the Leased Premises; (ii) comprehensive general liability insurance which includes the following coverage: owners protective; personal injury; occurrence property damage; and employers and blanket contractual liability. Such policies shall: contain inclusive limits of not less than $5,000,000; provide for cross liability; and name the Landlord as an insured; (iii) Tenant’s “all risks” legal liability insurance for the replacement cost value of the Leased Premises; (iv) automobile liability insurance on a non-owned form including contractual liability, and on an owner’s form covering all licensed vehicles operated by or on behalf of the Tenant, which insurance shall have inclusive limits of not less than $2,000,000; and (v) any other form of insurance which the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks against which a prudent tenant would insure.

(b) All policies referred to in this Section 6.05.1 shall: (i) be taken out with insurers reasonably acceptable to the Landlord; (ii) be in a form reasonably satisfactory to the Landlord; (iii) be non-contributing with, and shall apply only as primary and not as excess to, any other insurance available to the Landlord; (iv) not be invalidated as respects the interests of the Landlord or the Mortgagee by reason of any breach of or violation of any warranty, representation, declaration or condition; and (v) contain an undertaking by the insurers to notify the Landlord by registered mail not less than 30 days prior to any material change, cancellation or termination. Certificates of insurance on the Landlord’s standard form or, if required by the Landlord, certified copies of such insurance policies, shall be delivered to the Landlord forthwith upon request. If the Tenant fails to take out or to keep in force any insurance referred to in this Section 6.05.1 or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within 48 hours after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee, from time to time, does not approve of such insurance, the reasons therefor) the Landlord has the right without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this lease.

Increase in Insurance Premiums

6.05.2 The Tenant shall not keep or use in the Leased Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Leased Premises or the Project. If: (a) the conduct of business in, or use or manner of use of, the Leased Premises; or (b) any acts or omissions of the Tenant in the Project or any part thereof, cause or result in any increase in premiums for any insurance carried by the Landlord with respect to the Project, the Tenant shall pay any such increase in premiums. In determining whether increased premiums are caused by or result from the use or occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the Project showing the various components of such rate, shall be conclusive evidence of the items and charges which make up such rate.

Cancellation of Insurance

6.05.3 If any insurer under any insurance policy covering any part of the Project or any occupant thereof cancels or threatens to cancel its insurance policy or reduces or threatens to reduce coverage under such policy by reason of the use of the Leased Premises by the Tenant or by any Transferee, or by anyone permitted by the Tenant to be upon the Leased Premises, the Tenant shall remedy such condition within 48 hours after notice thereof by the Landlord.

Loss or Damage

6.05.4 The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Project or damage to property of the Tenant or of others located on the Leased Premises or elsewhere in the Project, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause, whether or not any such death, injury, loss or damage results from the negligence of the Landlord, its agents, employees, contractors, or others for whom it may, in law, be responsible. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to Person or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Project or from the street or any other place or by dampness or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other tenants or Person on or in the Project or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant releases and agrees to indemnify the Landlord and save it harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by the Tenant’s insurers.

Indemnification of the Landlord

6.05.5 Notwithstanding any other provision of this lease, the Tenant shall indemnify the Landlord and save it harmless from all loss (including loss of Minimum Rent and Additional Rent) claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this lease, or any occurrence in, upon or at the Leased Premises, or the occupancy or use by the Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Leased Premises by the Tenant. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless in connection with such litigation. The Landlord may at its option participate in, or assume carriage of, any litigation or settlement discussions relating to the foregoing, or any other matter for which the Tenant is required to indemnify the Landlord under this lease. Alternatively, the Landlord may require the Tenant to assume carriage of and responsibility for all or any part of such litigation or discussions.

ARTICLE VII

MAINTENANCE, REPAIRS AND ALTERATIONS

Maintenance and Repairs by the Tenant

7.01 Subject to Article IX, the Tenant will keep the Leased Premises and all improvements in or on them in a first-class condition. This obligation includes, but is not limited to, re-painting and re-decorating at reasonable intervals, making repairs and replacements to plate glass, mouldings, doors, hardware, partitions, walls, fixtures, lighting and plumbing fixtures, wiring, piping, ceilings and floors in the Leased Premises and maintaining, repairing and replacing all operating equipment in the Leased Premises unless it forms part of the Common Areas and Facilities. At the expiry or termination of this Lease, the Tenant will: (a) leave the Leased Premises in the same conditions as it was required to keep them in during the Term; (b) deliver all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent; (c) give to the Landlord the combinations of any locks, safe, and vaults in the Leased Premises.

Landlord’s Approval of the Tenant’s Work

7.02(a) The Tenant will not make any repairs, alterations, replacements, decorations or improvements (collectively called the “Work”) to the Leased Premises without first obtaining the Landlord’s written approval. The Tenant will submit to the Landlord: (i) details of the proposed work including drawings and specifications; (ii) whatever indemnification against liens, costs, damages and expenses the Landlord requires; and (iii) evidence that the Tenant has obtained the necessary consents, permits, licenses and inspections from the governmental authorities having jurisdiction. The Work will be performed: (i) at the Tenant’s sole cost; (ii) by competent workmen whose labour union affiliates are compatible with others employed by the Landlord and its contractors; (iii) in a good and workmanlike manner; (iv) in accordance with the drawings and specifications approved by the Landlord; and (v) subject to the reasonable restrictions imposed by the Landlord.

(b) Notwithstanding anything in this Lease to the contrary, if maintenance or Work on the Leased Premises or any improvements installed by or on behalf of the Tenant for the benefit of the Leased Premises; (i) affect the structure of the Leased Premises; (ii) is to be done outside the Leased Premises; or (iii) is to be done within the Leased Premises but on part of the Common Areas and Facilities, the maintenance or Work will be performed by the Landlord but at the Tenant’s expense. Upon completion of the maintenance or Work, the Tenant will pay to the Landlord, upon demand, the Landlord’s costs relating to the maintenance or Work including fees of any architectural or other consultants plus a sum equal to 20% of the total cost representing the Landlord’s overhead and the payment will be made as Additional Rent on demand.

Repair Where Tenant at Fault

7.03 If the Project or any part of it requires repair, replacement or alteration: (a) because of the Tenant’s negligence or misconduct; (b) due to the requirements of governmental authorities relating to the Tenant’s conduct of business; or (c) as a result of the Tenant stopping up or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Project, the cost of the repairs, replacements or alterations plus a sum equal to 20% of the cost for the Landlord’s overhead will be paid by the Tenant to the Landlord on demand.

Tenant Not to Overload Floors or Other Facilities

7.04 The Tenant will not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight, size or use might damage the floors of the Leased Premises and that if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its servants, agents or employees or any Person having business with the Tenant will forthwith repair the same or pay to the Landlord the cost of making good the same.

Removal and Restoration by the Tenant

7.05 All Leasehold Improvements (other than Trade Fixtures) shall immediately upon their placement become the Landlord’s property without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements shall be removed from the Leased Premises by the Tenant either during or at the expiry or sooner termination of the Term except that: (a) the Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures, provided that the Tenant is not in default under this Lease; (b) the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove its Trade Fixtures from the Leased Premises, failing which, at the option of the Landlord, the Trade Fixtures shall become the property of the Landlord and may be removed from the Leased Premises and sold or disposed of by the Landlord in such manner as it deems advisable; and (c) the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, either remove such of the Leasehold Improvements in the Leased Premises as the Landlord shall require to be removed, and restore the Leased Premises to the Landlord’s then current base building standard to the extent required by the Landlord, or at the Landlord’s option, pay to the Landlord the estimated cost of such removal and restoration as determined by the Architect, acting reasonably. If the Landlord requires the Tenant to perform such work, then: (i) the Tenant shall submit detailed demolition drawings to the Landlord for its prior approval, and such work shall be completed under the supervision of the Landlord; (ii) the Tenant shall, at its expense, repair any damage caused to the Project by such removal; and (iii) if the Tenant fails to complete such work within 30 days following the expiry or earlier termination of the Term, the Tenant shall pay compensation to the Landlord for each day following such 30th day until completion of such work, at a rate equal to the per diem Rent payable during the last month preceding the expiry or earlier termination of the Term, which sum is agreed by the parties to be a reasonable estimate of the damages suffered by the Landlord for the loss of use of the Leased Premises.

Liens

7.06 The Tenant will ensure that no lien is registered on the Project or any part of it, or against the Landlord’s interest in the Project, or against the Tenant’s interest in the Leased Premises by any person claiming by, through, under, or against the Tenant or its employees, agents, invitees, licensees, contractors or subcontractors. If the Tenant defaults under this Section, the Landlord may discharge the lien by paying the amount claimed to be due into court or directly to the lien claimant in the amount paid, as well as the costs and expenses (including solicitor fees on a solicitor and client basis) incurred as the result of the registration of the lien, including the discharge of the lien, will be paid by the Tenant to the Landlord on demand.

Signs and Advertising

7.07 The Tenant will not display any sign, picture, notice, lettering or decoration on the exterior of the Leased Premises without the prior written approval of the Landlord, which approval will not be unreasonably withheld. If the Landlord, acting reasonably, objects to a sign, picture, advertisement, notice, lettering or decoration in the interior of the Leased Premises that is visible from the exterior, the Tenant will immediately remove it. The Landlord will, at its expense, provide the Tenant with a sign for the purpose of corporate identification at the entrance to the Leased Premises. The Tenant shall provide lettering on such sign at its expense in accordance with the Landlord’s sign policy for the Project.

Heating, Ventilating and Air-Conditioning

7.08 (a) The Tenant will operate and regulate the heating, ventilating and air-conditioning and equipment installed by the Landlord in accordance with building standards, serving the Leased Premises in order to maintain reasonable conditions of temperature and humidity within the Leased Premises. The Tenant will comply with the stipulations and with the Rules and Regulations of the Landlord pertaining to the operation and regulation of that equipment.

(b) The Tenant will pay to the Landlord, as Additional Rent, the charges described in Schedule “D” of this Lease.

Window Covering

7.09 Landlord shall, at its option place upon the interior of the windows of the Leased Premises all such window coverings necessary to cover the windows of the Leased Premises of uniform material and style so adopted by the Landlord for the entire Project. The window coverings installed shall remain the property of the Landlord.

ARTICLE VIII

LANDLORD’S COVENANTS

Taxes Payable by the Landlord

8.01 The Landlord will pay all Taxes which are levied, rated, charged or assessed against the Project or any part of it subject to Sections 6.01.1, 6.01.2 and 6.01.3 of this Lease. However, the Landlord may defer payment of any such Taxes or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of such Taxes, in each case to the fullest extent permitted by law, if it diligently prosecutes any contest or appeal of those Taxes.

Control of the Project by the Landlord

8.02 The Landlord will control the management and operation of the Project. In its control, management and operation of the Project the Landlord will have, among its other rights, the right to: (i) close all or any part of the Project to the extent which the Landlord’s counsel advises is legally sufficient to prevent a dedication of or the accrual of any rights or any person or the public in the Project; (ii) grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Project; (iii) alter, add to, subtract from, construct improvements to, rearrange; build additional stories on and construct additional facilities adjoining or near the Project; (iv) relocate the facilities and improvements comprising the Project or erected on the Project, or relocate, alter or rearrange the Leased Premises, provided that the premises as relocated, altered or rearranged shall be in all material aspects comparable to the original Leased Premises as herein defined; (v) do such things on, or in the Project as are required to comply with any laws, by-laws, regulations, orders or directives affecting the Project; and (vi) do such other things on or in the Project as the Landlord, in the use of good business judgment determines to be advisable; provided that notwithstanding anything contained in this Section, access to the Leased Premises shall at all times be available. The Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant due to any of the foregoing.

Landlord’s Insurance

8.03 The Landlord shall throughout the Term carry: (a) insurance on the Project (excluding the foundations and excavations) and the machinery, boilers and equipment in or servicing the Project and owned by the Landlord or the owners of the Project (excluding any property which the Tenant and other tenants are obliged to insure under Section 6.05.1 or similar sections of their respective leases) against damage by fire and extended perils coverage; (b) public liability and property damage insurance with respect to the Landlord’s operations in the Project; and (c) such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Notwithstanding the Landlord’s covenant in this Section and notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance premiums, the Tenant acknowledges and agrees that: (a) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful act or omissions; (b) no insurable interest is conferred upon the Tenant under any insurance policies carried by the Landlord; and (c) the Tenant has no right to receive any proceeds of any insurance policies carried by the Landlord.

Maintenance and Repairs by the Landlord

8.04 Subject to Article IX, the Landlord will maintain and repair the Common Areas and Facilities as would a prudent owner of a similar project, having regard to size, age and location but the cost (except for the cost of repairing or replacing inherent structural defects or weakness’) will be included under Operating Costs.

Notices for Sale or to Let

8.05 The Landlord shall have the right during the Term of this Lease to place upon the Leased Premises a notice stating that the Project is for sale and shall, within 6 months prior to the expiration of the Term, have the right to place upon the Leased Premises a notice stating that the Leased Premises are for rent and, the Tenant shall not remove such notice or permit the same to be removed.

ARTICLE IX

DAMAGE AND DESTRUCTION AND EXPROPRIATION

Interpretation of Article IX

9.01 In this Article: (a) “Damage” means damage (including but not limited to, smoke and water damage and damage that amounts to destruction) that: (i) for the purpose of Section 9.02 results from a peril against which the Landlord is required to insure under Section 8.03 or against which the Landlord otherwise insures; and (ii) for the purpose of Section 9.03 results from any cause, and “Damage” has a corresponding meaning; (b) “Usable” means usable by the Tenant for the purposes contemplated by this Lease; (c) “Landlord’s Work” and “Tenant’s Work” means the work described as Landlord’s Work and Tenant’s Work respectively.

Landlord’s Work:

1)	Exterior walls of building

2)	All exterior doors

3)	Roof

4)	Floor - finished concrete

5)	Plumbing - water and sewage services to Landlord’s designated point for Tenant’s connection

6)	Electrical - Main electrical services at 600 volts, 3 phase, 3 wire for standard occupancy, distribution by the Tenant

7)	Sprinkler Main - for standard occupancy

8)	H.V.A.C. - Heating and air-conditioning equipment, the location of which is to be determined by the Landlord for a maximum general lighting and miscellaneous electrical load of 6.0 watts per square foot of the Premises. Power wiring from roof top unit to a location adjacent to service entrance. Distribution by Tenant.

Tenant’s Work:

1)	All other improvements are to be the Tenant’s responsibility.

Damage to the Leased Premises

9.02 Subject to Section 9.03, if the Leased Premises are Damaged, the Landlord will repair or reconstruct the Leased Premises promptly, to the extent of the Landlord’s Work. If part or all of the Leased Premises is not Usable because of the Damage, Minimum Rent (but not Additional Rent) will abate proportionately to the part of the Leased Premises that is not Usable, to the whole of the Leased Premises, from the date of the damage until the earlier of: (i) the date when the whole of the Leased Premises is Usable again; or (ii) 30 days after substantial completion of the Landlord’s Work. When the Landlord notifies the Tenant that it has completed enough of the Landlord’s Work to enable the tenant to start the Tenant’s Work, the Tenant will complete the Tenant’s Work and re-open the whole of the Leased Premises for business as soon as possible but in any case within 30 days after the Landlord’s notice.

Notwithstanding the foregoing, if the Damage which has occurred in the Leased Premises is such that in the reasonable opinion of the Landlord the Leased Premises cannot be rebuilt or made fit for the purposes of the Tenant within 90 days of the happening of the Damage, the Landlord may, at its option, terminate this lease on notice to the Tenant given within 30 days after Such Damage. If such notice of termination is given, Rent shall be apportioned and paid to the date of such Damage and the Tenant shall immediately deliver vacant possession of the Leased Premises in accordance with the terms of this lease.

Damage to or Expropriation of the Project

9.03(a) Despite anything else in this Lease, if: (i) more than 50% of the Leasable Premises are Damaged or expropriated, whether or not the Leased Premises are Damaged or expropriated; or (ii) more than 50% of the Common Areas and Facilities is Damaged or expropriated, whether or not the Leased Premises are Damaged or expropriated, the Landlord may, by written notice to the Tenant within 90 days after the Damage or expropriation, terminate this Lease, effective 30 days after the notice and all Rent will abate as of the effective date of the termination.

(b) If the Project is Damaged or expropriated to the extent described in Section 9.03(a) and the Landlord does not terminate this Lease, the Landlord will promptly rebuild or repair the Project to the extent of its obligations under its leases for leased premises, but the Landlord may use plans and specifications and working drawings that are different in content from those used in the original construction of the Project or any part of it and the rebuilt or repaired Project may be different in configuration or design from the Project before the Damage or expropriation.

(c) The Landlord and the Tenant will cooperate with each other if there is an expropriation of all or part of the Leased Premises or the Project, so that each may receive the maximum award that it is entitled to at law. To the extent, however, that a part of the Project, other than the Leased Premises, is expropriated, the full proceeds that are paid or awarded as a result, will belong solely to the Landlord, and the Tenant will assign to the Landlord any rights that it may have or require in respect of the proceeds or awards and will execute the documents that the Landlord reasonably requires in order to give effect to this intention.

Landlord’s Architect’s Certificate

9.04 A certificate issued by the Landlord’s Architect will bind the parties concerning any of the matters that need to be determined under this Article.

ARTICLE X

ASSIGNMENT, SUBLETTING, PARTING WITH

POSSESSION AND CORPORATE CONTROL

Assignments, Subleases and Transfers

10.01 The Tenant shall not enter into, consent to or permit any Transfer without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld but shall be subject to the Landlord’s rights under Section 10.02. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account the following factors in deciding whether to grant or withhold its consent: (a) whether such Transfer is in violation or in breach of any covenants or restrictions made or granted by the Landlord to other tenants or occupants or prospective tenants or occupants of the Project; (b) whether in the Landlord’s opinion, the financial background, business history and capability of the proposed Transferee is satisfactory; and (c) if the Transfer is to an existing tenant of the Landlord. Consent by the Landlord to any Transfer if granted shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law and no Transfer shall take place by reason of the failure of the Landlord to give notice to the Tenant within 30 days as required by Section 10.02.

Landlord’s Right to Terminate

10.02 If the Tenant intends to effect a Transfer, the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the portion of the Leased Premises affected thereby, and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee requires, together with copies of any documents which record the particulars of the proposed Transfer. The Landlord shall, within 30 days after having received such notice and all requested information, notify the Tenant either that: (a) it consents or does not consent to the Transfer in accordance with the provisions and qualifications of this Article X; or (b) it elects to cancel this Lease as to the whole or part, as the case may be, of the Leased Premises affected by the proposed Transfer, in preference to giving such consent. If the Landlord elects to terminate this lease it shall stipulate in its notice the termination date of this Lease, which date shall be no less than 30 days nor more than 90 days following the giving of such notice of termination. If the Landlord elects to terminate this Lease, the Tenant shall notify the Landlord within 10 days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept termination of this Lease or the portion thereof in respect of which the Landlord has exercised its rights. If the Tenant fails to deliver such notice within such 10 days or notifies the Landlord that it accepts the Landlord’s termination, this Lease will as to the whole or affected part of the Leased Premises, as the case may be, be terminated on the date of termination stipulated by the Landlord in its notice of termination. If the Tenant notifies the Landlord within such 10 days that it intends to refrain from such Transfer, then the Landlord’s election to terminate this Lease shall become void.

Conditions of Transfer

10.03 A. If there is a permitted Transfer, the Landlord may collect rent from the Transferee and apply the net amount collected to the Rent payable under this lease but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the Tenant’s covenants or any acceptance of the Transferee as tenant or a release from the Tenant from the further performance by the Tenant of its obligations under this Lease. Any consent by the Landlord shall be subject to the Tenant and Transferee executing an agreement with the Landlord agreeing: (i) that the Transferee will be bound by all of the terms of this Lease and, except in the case of a sublease, that the Transferee will be so bound as if it had originally executed this Lease as tenant; and (ii) to amend the Lease to incorporate such terms, covenants and conditions as are necessary so that the Lease will be in accordance with the Landlord’s standard form of industrial lease in use for the Project at the time of the Transfer, and so as to incorporate any conditions imposed by the Landlord in its consent or required by this Section 10.03.

B. Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant shall remain liable under this Lease and shall not be released from performing any of the terms of this Lease.

C. The Landlord’s consent to any Transfer shall be subject to the condition that: (i) the minimum rent and additional rent payable by the Transferee shall not be less than the Minimum Rent and Additional Rent payable by the Tenant under this Lease as at the effective date of the Transfer, (including any increases provided for in this Lease); and (ii) if the minimum rent and additional rent to be paid by the Transferee under such Transfer exceeds the Minimum Rent and Additional Rent payable under this Lease, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than net rent or additional rent for such Transfer, either in the form of cash, goods or services (other than the proceeds of any financing as the result of a Transfer involving a mortgage, charge or similar security interest in this lease) the Tenant shall forthwith pay to the Landlord an amount equivalent to such consideration. The Tenant and the Transferee shall execute any agreement required by the Landlord to give effect to the foregoing terms.

D. Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Minimum Rent and Additional Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Minimum Rent and Additional Rent for such month from either the Tenant or Transferee.

E. Any document evidencing any Transfer permitted by the Landlord, or setting out any terms applicable to such Transfer or the rights and obligations of the Tenant or Transferee thereunder, shall be prepared by the Landlord or its solicitors and all associated legal costs shall be paid by the Tenant.

Change of Control

10.04 If the Tenant is at any time a corporation or partnership, any actual or proposed Change of Control in such corporation or partnership shall be deemed to be a Transfer and subject to all of the provisions of this Article X. The Tenant shall make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred.

No Advertising

10.05 The Tenant shall not advertise that the whole or any part of the Leased Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Leased Premises.

Assignment by the Landlord

10.06 The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of all or any part of the Project and this Lease or any interest of the Landlord in this lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released from all liability under this Lease.

ARTICLE XI

ACCESS AND ALTERATIONS

Right of Entry

11.01 It shall be lawful for the Landlord and its agents, at all reasonable times during normal business hours during the Term, to enter the Leased Premises to inspect the condition thereof. Where an inspection reveals repairs are necessary, whether resulting from act of trespassers, Persons committing unlawful acts or otherwise the Landlord shall give the Tenant notice in writing that such repairs are to be commenced and thereupon the Tenant will make the necessary repairs in a good and workmanlike manner and the Landlord may enter and view the state of repair. Upon the Tenant’s failure to repair upon notice as herein provided, the Landlord may repair the same and may charge the cost of repairs as Additional Rent payable within 15 days of demand plus a 20% administration charge.

ARTICLE XII

STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

Status Statement

12.01 Within 10 days after the Landlord requests it from the Tenant, the Tenant will deliver to the Landlord, on a form supplied by the Landlord, a status statement or certificate to any proposed Mortgagee, purchaser, or other disposee of part or all of the Project and to the Landlord, stating that this Lease is in full force and effect, except only for any modifications that are set out in the statement or certificate; the commencement and expiry dates of the Lease; the date to which Rent has been paid under this Lease and the amount of any prepaid Rent or any deposits held by the Landlord; that there is not any uncured default on the part of the Landlord or if there is a default, the certificate will state the particulars; any other information or statement that a proposed Mortgagee, purchaser, or disposee may reasonably require.

Subordination and Attornment

12.02 This Lease is subject and subordinate to all mortgages and deeds of trust and all renewals, modifications, consolidations, replacements and extensions thereof which may now or at any time hereafter affect the Leased Premises in whole or in part and whether or not such mortgages and deeds of trust shall affect only the Leased Premises or shall be blanket mortgages and deeds of trust affecting other property as well. The Tenant shall at any time and from time to time on notice from the Landlord attorn to and become a tenant of a mortgagee or trustee under any such mortgage or deed of trust upon the same terms and conditions as set forth in this Lease and will promptly at any time and from time to time as required by the Landlord during the Term hereof execute all documents and give all further assurances to this proviso as may be reasonably required to effectuate the postponement of its rights and privileges hereunder to the holder or holders of such mortgages.

ARTICLE XIII

DEFAULT

Right to Re-Enter

13.01(a) If the Tenant:

(i)	defaults in the payment of Rent and fails to remedy the default within 5 days after written notice;

(ii)	commits a breach of this Lease that is capable of remedy, other than a default in the payment of Rent, and fails to remedy the breach within 10 days after written notice that:

(1)	specifies particulars of the breach; and

(2)	requires the Tenant to remedy the breach (or if the breach would reasonably take more than 10 days to remedy, fails to start remedying the breach within the ten day period, or fails to continue diligently and expeditiously to complete the remedy); or

(iii)	commits a breach of this Lease that is not capable of remedy and receives written notice specifying particulars of the breach then, at the Landlord’s option, the full amount of the current month’s and the next three (3) months’ instalments of Minimum Rent (calculated according to Section 13.02(b)) and Additional Rent will become due and payable and the Landlord may immediately re-enter the Leased Premises, repossess them and expel all Persons from the Leased Premises, and may remove all property from the Leased Premises, sell or dispose of it as the Landlord considers appropriate, or store it in a public warehouse or elsewhere at the cost of the Tenant, all without, service of notice, without legal proceedings, and without liability for loss or damage.

(b) In addition to anything else that is a breach of this Lease: if (i) the Tenant, or a Person carrying on business in a part of the Leased Premises, becomes bankrupt or insolvent; (ii) a receiver or a receiver and manager is appointed for all or a part of the property of the Tenant, or of another Person carrying on business in the Leased Premises; (iii) steps are taken or proceedings are instituted for the dissolution, winding up or liquidation of the Tenant or its assets; (iv) the Tenant makes or attempts to make a bulk sale of any of its assets regardless of where they are situated (except for a bulk sale made to a Transferee when the Transfer has been consented to by the Landlord); (v) the Tenant abandons or attempts to abandon the Leased Premises, or sells or disposes of property of the Tenant or removes it from the Leased Premises so that there does not remain sufficient property of the Tenant on the Leased Premises subject to distress to satisfy the Rent due or accruing for at least twelve (12) months; (vi) the Leased Premises are vacant or unoccupied for 5 consecutive days; (vii) the Tenant effects or attempts to effect a Transfer that is not permitted by this Lease; or (viii) this Lease or any of the Tenant’s assets on the Premises are taken or seized under a writ of execution, a chattel mortgage, charge, debenture, or other security instrument; the Tenant will be considered to have breached this Lease, and the Landlord will have all rights and remedies available to it under this Lease and at law.

Right to Terminate or Relet

13.02 If the Landlord re-enters the Leased Premises under Section 13.01 or if it takes possession under legal proceedings, it may, without limiting its right to recover damages, either terminate this Lease, or relet the Leased Premises or a part of them for whatever term or terms (which may be for a term extending beyond the Term) and at whatever Rent and upon whatever other terms, covenants and conditions the Landlord considers advisable. On each such re-letting, the Rent received by the Landlord from the re-letting will be applied, first to the payment of amounts owed to the Landlord that are not Rent, second to the payment of any costs and expenses of the re-letting including brokerage fees and solicitors fees, (on a solicitor and his client’s basis), and the costs of any alterations or repairs needed to facilitate the re-letting; third to the payment of Rent; and the residue, if any, will be held by the Landlord and applied in payment as it becomes due and payable. If Rent received from the reletting during a month is less than that to be paid during that month by the Tenant, the Tenant will pay the deficiency, to be calculated and paid monthly in advance on or before the first day of every month. No re-entry or taking of the Leased Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of termination is given to the Tenant. If the Landlord re-lets without terminating it may afterwards elect to terminate this Lease for the previous default. If the Landlord terminates this Lease for a default, it may recover from the Tenant damages it incurs by reason of the default, including the cost of recovering the Leased Premises, solicitors’ fees (on a solicitor and his client’s basis) and including the worth at the time of the termination, of the excess, if any, of the amount of Rent required to be paid under this Lease for the remainder of the Term over the rental value, at the time, of the Leased Premises for the remainder of the Term, all of which amounts will be due immediately and payable by the Tenant to the Landlord.

Expenses

13.03 If legal proceedings are brought for recovery of possession of the Leased Premises, for the recovery of Rent, or because of a default by the Tenant, the Tenant will pay to the Landlord its expenses, including its solicitors’ fees (on a solicitor and his client’s basis).

Waiver of Exemption from Distress

13.04 Despite the Landlord and Tenant Act, none of the inventory, furniture, equipment or other property that is, or was at any time, owned by the Tenant is exempt from levy by distress for Rent.

The Landlord’s Right to Cure the Tenant’s Default or Perform the Tenant’s Covenants

13.05 If the Tenant defaults in the payment of money that is required under this Lease to pay to a third party, the Landlord after giving 5 days notice in writing to the Tenant, may pay all or part of the amount payable. If the Tenant defaults under this Lease (except for a default in the payment of Rent) the Landlord may, after giving reasonable notice (it being agreed that 48 hours is reasonable notice of a default of Section 6.05), or, without notice in the case of an emergency, perform or cause to be performed all or part of what the Tenant failed to perform and may enter upon the Leased Premises and do those things that it considers necessary for that purpose. The Tenant will pay to the Landlord on demand, the Landlord’s expenses incurred under this Section plus an amount equal to 20% of those expenses for the Landlord’s overhead. The Landlord will have no liability to the Tenant for loss or damages resulting from its action or entry upon the Leased Premises.

Application of Money

13.06 The Landlord may apply money received from or due to the Tenant against money due and payable under this Lease.

Remedies Generally

13.07 Mention in this Lease of any particular remedy of the Landlord for a default by the Tenant does not preclude the Landlord from any other remedy in respect of it. No remedy will be exclusive or dependent upon any other remedy but the Landlord may from time to time exercise one or more of its remedies generally or in combination, those remedies being cumulative and not alternative. Whenever the Tenant seeks a remedy in order to enforce the observance or performance of one or more of the obligations of the Landlord under this Lease, the Tenant’s only remedy will be for damages. The Tenant will not apply for injunctive relief and this provision may be pleaded as an estoppel in any proceedings taken by the Tenant to obtain injunctive relief.

ARTICLE XIV

MISCELLANEOUS

Rules and Regulations

14.01 The Landlord may adopt rules and regulations acting reasonably and they may differentiate between different types of businesses. Each rule and regulation, as revised from time to time, forms part of this Lease as soon as the rule, regulation or revision is made known to the Tenant. The Tenant will comply with each rule and regulation and each revision to it. No rule or regulation, however, will contradict the terms, covenants and conditions of this Lease. The Landlord is not responsible to the Tenant for the non-observance of a rule or regulation or of the terms, covenants or conditions of any other lease of Leasable Premises.

Overholding

14.02 If the Tenant shall continue to occupy the Leased Premises after the expiration of this Lease, with or without the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a monthly rental equal to one and one half times the monthly Minimum Rent and Additional Rent which it was responsible for paying during the last year of the Term and otherwise on the terms and conditions herein set forth, except as to the length of tenancy.

Successors

14.03 The rights and liabilities granted to or imposed upon the respective parties to this Lease, extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, enure to the benefit of any assignee of the Tenant unless the assignment to the assignee has been approved by the Landlord in writing in accordance with Section 10.01. If there is more than one Tenant, they are all bound jointly and severally by the terms, covenants and conditions in this Lease.

Tenant Partnership

14.04 If the Tenant is a partnership (“Tenant Partnership”) each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any successor Tenant Partnership, will be and will continue to be liable jointly and severally for the full and complete performance of, and will be and continue to be subject to the terms, covenants and conditions of this Lease, whether or not that Person ceases to be a member of the Tenant Partnership or successor Tenant Partnership.

Waiver

14.05 The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default. The Landlord’s acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent. No term, covenant or condition of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing. The Tenant waives any statutory or other rights in respect-of abatement, set-off or compensation in its favour that may exist or come to exist in connection with Rent.

Accord and Satisfaction

14.06 Payment by the Tenant or receipt by the Landlord of less than the required monthly payment of Minimum Rent is on account of the earliest stipulated Minimum Rent. An endorsement or statement on a cheque or letter accompanying a cheque or payment as Rent is not an acknowledgment of full payment or an accord and satisfaction, and the Landlord may accept and cash the cheque or payment without prejudice to its right to recover the balance of the Rent or pursue its other remedies.

Force Majeure

14.07 Despite the rest of this Lease, if the Landlord or the Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike; labour trouble; inability to get materials or services; power failure; restrictive governmental laws or regulations; riots; insurrection; sabotage; rebellion; war; act of God; or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Tenant from payment of Rent or the Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Lease.

If, due to Unavoidable Delay, the Landlord is delayed in the substantial completion of the Landlord’s Work, as set out herein, the parties agree to extend the Commencement Date hereunder by the number of days of such delay; provided, however, that if such delay continues for more than 30 days, either party shall have the option of terminating this Lease on no less than 5 days written notice to the other party. The Tenant understands and agrees that there shall be no extension of the Commencement Date hereunder due to any delays caused by the Tenant or those for whom the Tenant is responsible for.

For the purposes of the foregoing paragraph, “Unavoidable Delay” means any delay by the Landlord in the performance of the Landlord’s Work as set out herein caused in whole or in part by any acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, sabotage, war, blockades, insurrections, riots, epidemics, washouts, nuclear and radiation activity or fallout, arrests, civil disturbances, explosions, breakage of or accident to machinery, any legislative, administrative or judicial action which has been resisted in good faith by all reasonable legal means, any act, omission or event, whether of the kind herein enumerated or otherwise, not within the control of the Landlord, and which, by the exercise of control of the Landlord, could not have been prevented, but lack of funds on the part of the Landlord shall not constitute an Unavoidable Delay.

Notices

14.08 Any notice, request or demand herein provided for or given hereunder if given by the Tenant to the Landlord shall be sufficiently given if hand delivered or mailed by registered mail, postage prepaid, return receipt requested, addressed to the Landlord at: c/o GWL Realty Advisors, 90 Burnhamthorpe Rd. West, Suite #206, Mississauga, Ontario, L5B 3C3. Any notice herein provided for or given hereunder if given by the Landlord to the Tenant shall be sufficiently given if mailed as aforesaid addressed to the Tenant at the Leased Premises. A notice, demand, request or consent will be considered to have been given or made on the date that it is delivered, or, if mailed, 72 hours after the date of mailing. Either party may notify the other in writing of a change of address and the address specified in the notice will be considered the address of the party for the giving of notices under this Lease. If the postal service is interrupted or substantially delayed, any notice, demand, or request or other instrument will only be delivered in person. A notice given by or to one Tenant is a notice by or to all of the Persons who are the Tenant under this Lease.

Registration

14.09 The Tenant shall not register this Lease. However, the Tenant may register a Notice of Lease for the purposes of registration, provided such Notice of Lease shall describe the parties, the Leased Premises, the Term of this Lease and any renewals. Such Notice of Lease shall be prepared by the Tenant’s solicitors, and shall be-subject to the prior written approval of the Landlord and its solicitors, at the Tenant’s expense, and shall be registered at the Tenant’s expense.

Quiet Enjoyment

14.10 The Landlord covenants with the Tenant for quiet enjoyment.

SIGNED, SEALED AND DELIVERED
in the presence of:

THE GREAT-WEST LIFE ASSURANCE COMPANY
(Landlord)

Per:	/s/ J.A. STEVENSON
J.A. STEVENSON
DIRECTOR LEASING

Per:	/s/ A.D. TAYLOR
A.D. TAYLOR
DIRECTOR, ASSET MANAGEMENT

Per:

and

801611 ONTARIO LTD.
(Landlord)

Per:	/s/ J.A. STEVENSON
J.A. STEVENSON
DIRECTOR LEASING

Per:	/s/ A.D. TAYLOR
A.D. TAYLOR
DIRECTOR, ASSET MANAGEMENT

Per:

PRIMERICA LIFE INSURANCE COMPANY OF CANADA
(Tenant)

Per:	/s/ ILLEGIBLE

Per:	/s/ ILLEGIBLE

SCHEDULE “D”

CHARGES FOR HEATING AND AIR-CONDITIONING

A.	THE HVAC SYSTEM

The heating, ventilating and air-conditioning system (“HVAC System”) of the Project is composed of all heating, ventilating and air-conditioning equipment and facilities provided or operated and maintained by the Landlord and includes from time to time, but is not limited to, any roof-top, ceiling or wall-mounted, or window heating, ventilating or air-conditioning units installed or maintained by the Landlord; the fuel and power facilities of the systems, and distribution piping, air-handling units and common fan coil and ventilation units which form part of the system; and monitoring, energy saving air control systems including the thermostat in each of the individual units supplied by the HVAC System and those ventilation systems which serve more than one tenant; but does not include: (i) the individual, self-contained heating, ventilating and air-conditioning system in any premises the tenant or occupant of which installs and maintains the system; (ii) the distribution system within each tenant’s premises, installed by or for the tenant; and (iii) the tenant maintained ventilation ducts, make-up air facilities, or booster units which are installed by or for individual tenants or a group of tenants, to satisfy requirements which are in excess of the standard maximum sensible cooling load established by the Landlord, for which result from the production of air which is not suitable for recirculation.

B.	THE HVAC CHARGE

(a)	In each Rental Year, the total costs (“HVAC Costs”) of the following services (“Services”): operating, maintaining, repairing and replacing the HVAC System, will be allocated by the Landlord as between the Interior Common Areas (if any) and the Leasable Premises, based where appropriate on the advise of the Landlord’s engineer.

The HVAC costs include, but are not limited to, costs for labour including fringe benefits, domestic water, chemicals, lubricants, maintenance contracts, if any, and depreciation, and all costs incurred by the Landlord and in obtaining engineers’ advice concerning Supplementary Charges (defined in Section “C” of this Schedule “D”) and a fee of 20% of the total of the HVAC Costs allocated to the Leasable Premises and representing the Landlord’s overhead.

(b)	That part (if any) of the HVAC Costs which is allocated to the Interior Common Areas will be included in the costs described in Section 1.01(xii)(k) of this Lease.

(c)	The Tenant will pay during each Rental Year, monthly in advance, as Additional Rent a charge (“HVAC Charge”) being its share of the HVAC Costs determined by deducting from the HVAC Costs allocated to Leasable Premises, the total of the Supplementary Charges, if any, and multiplying the amount so obtained by a fraction, the numerator of which is the Rentable Area of the Leased Premises and the denominator of which is the total Rentable Area of those Leasable Premises or parts of them occupied throughout the period in respect of which the calculation is made and served by the HVAC System of the Project.

(d)	Should Leasable Premises be occupied by tenants who are solely responsible for providing any of the Services, the Tenant’s HVAC Charge as applied to that Service or those Services will be adjusted by excluding from the denominator referred to above in this Section B(c), the Rentable Area of those Leasable Premises.

(e)	The Tenant’s HVAC Charge may be estimated by the Landlord for whatever period the Landlord determines from time to time and the Tenant will pay as Additional Rent, to the Landlord, the Tenant’s HVAC Charge as so determined, in monthly instalments in advance during that period.

C.	SUPPLEMENTARY CHARGE

If the Landlord, on the advice of its engineer, determines that the Tenant’s use of the HVAC System imposes abnormal demands on the system, the Tenant agrees to pay an amount determined by the Landlord, acting on the advice of its engineer, as a Supplementary Charge which Supplementary Charge will be payable on demand at times, and in the manner determined by the Landlord.

D.	LANDLORD AND TENANT RESPONSIBILITIES

(a)	The Landlord will operate, maintain, repair and replace the HVAC System, but the Tenant will be responsible for repairing and replacing equipment damaged because of misuse, or the failure of the Tenant to comply with Section 7.08(a) of this Lease.

(b)	The Tenant will not nor will it permit anyone else to enter on the roof of any buildings in the Project for any purpose unless accompanied by a representative designated by the Landlord for that purpose. Damage caused to the Project or the HVAC System which occurs during any period of time when the Tenant is in default of this subparagraph (b), will be deemed to have been caused by the Tenant.

SCHEDULE “E”

Additional Provisions

Parking

Notwithstanding anything contained herein to the contrary, it is understood and agreed that the Tenant, at no expense, shall be entitled to three (3) reserved surface parking spaces in the parking lot area in front of the Building, in a location to be determined by the Landlord, but not policed. The Landlord, at its sole expense, shall provide the Tenant with signage bearing the Tenant’s name Guest Parking in front of each parking space.

“As Is” Basis

The Tenant will take possession of the Leased Premises in their current condition, except for the existing washrooms, which may be demolished, but not without the Tenant’s prior consent, and with the exception of the Landlord’s work set out herein.

Landlord’s Work

Provided this Lease Agreement is executed by all parties, the Landlord shall, by September 30th, 2000 and at its sole expense, construct ten percent (10%) air-conditioned office space to the Landlord’s Building Standard finishes, excluding washrooms, in accordance with a space plan to be mutually agreed upon by both parties, which shall be agreed on or before July 11th, 2000.

The Landlord shall also, at its own expense, construct two (2) washrooms (Male and female) to the Landlord’s Building Standard finishes.

Space Planning

It is understood and agreed that the Landlord shall, at its expense, provide a mutually acceptable space plan and one revision for the Tenant’s layout in the Premises on or before July 11th, 2000. Should the Tenant require more than one revision, the cost shall be at the Tenant’s expense.

Early Access

Notwithstanding the foregoing providing the Lease Agreement has been executed by all parties, the Tenant shall be granted access to the Premises on the date the Landlord’s Work is substantially completed to the Commencement Date, for the purpose of preparing the Premises for occupancy (the “Early Access Period”). During this Early Access Period the Tenant shall not be obliged to pay Net Rent or Additional Rent. However, during this Early Access Period the Tenant shall be responsible to pay for utilities and garbage removal services. All other terms and conditions of the Lease shall be in full force and effect.

Option to Extend

Provided the Tenant is not in default under the Lease, the Tenant shall have one time Option to Extend this Lease under the following terms and conditions:

The Tenant shall have a one time Option to Extend the Lease, upon providing the Landlord with written notice of same no earlier than nine (9) months and no later than six (6) months prior to the expiration of the Lease Term, for a further period of five (5) years under the same terms and conditions except for Right of Extension, Early Access Period, Landlord’s Work and the Rental Rate, which shall be at the then current Rental Rate for comparable space in the area in a building of similar size and condition.

Transfer of Lease - Default

Notwithstanding any provision specified herein to the contrary, provided the Tenant in occupancy of the whole of the Leased Premises is Primerica Life Insurance Company of Canada and is not in default under the terms of the Lease, the consent of the Landlord shall not be required with respect to a transfer of the Lease resulting from a bona fide corporate reorganization of the Tenant including a merger, amalgamation, or other such bona fide corporate restructuring of the Tenant (the “Permitted Transfer”) provided that (a) the Tenant shall give at least thirty (30) days prior written notice of such Permitted Transfer and (b) the parties shall enter into an agreement whereby such transferee under the Permitted Transfer covenants directly with the Landlord to perform all of the terms, covenants and obligations of the Tenant under the Lease and (c) the Landlord is satisfied that the transferee under the Permitted Transfer has a financial worth at least equal to or greater than the financial worth of the Tenant as at the Commencement Date.

LEASE EXTENSION AND AMENDING AGREEMENT

This Agreement made August 19, 2008.

BETWEEN:

THE GREAT-WEST LIFE ASSURANCE COMPANY

AND

801611 ONTARIO LIMITED

(hereinafter collectively, called the “Landlord”)

OF THE FIRST PART

- and -

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(hereinafter called the “Tenant”)

OF THE SECOND PART

RECITALS:

A.	By a lease dated June 21, 2000 (the “Lease”), the Landlord leased to the Tenant certain premises comprised of 13,125 square feet of certified Rentable Area on the ground floor designated as Unit 3, (the “Leased Premises”) in the building municipally known as 6715 Millcreek Drive, Mississauga, Ontario (the “Project”) for a term of 7 years and 4 months, expiring April 30, 2008;

B.	The Landlord and the Tenant have agreed to extend the Term of the Lease for a further period of 10 years and to further amend the Lease upon the terms and conditions hereinafter set forth;

C.	Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Agreement shall have the same meaning given to such terms in the Lease.

NOW THEREFORE in consideration of the sum of ten dollars ($10.00) now paid by each party to the other, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by both parties) the parties agree as follows:

1.	Recitals The parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.	Extended Term The Term of the Lease is hereby extended for a further period of 10 years (the “Extended Term”), commencing on May 1, 2008 (the “Effective Date”), and expiring on April 30, 2018 (the “Extended Term Expiry Date”).

3.	Terms and Conditions The Extended Term shall be upon the same terms and conditions as are contained in the Lease save and except that:

(a)	there shall be no further right of renewal or extension beyond the Extended Term and the Tenant hereby waives any renewal or extension rights it may have under the Lease save and except for the option to extend contemplated in Section 4(k) hereof;

(b)	there shall be no allowance or inducement payable by the Landlord to the Tenant and no fixturing or rent free period provided. Any clauses in the Lease, relating to the Landlord’s Work, leasehold improvement allowances, Minimum Rent free or Additional Rent free periods, Landlord’s warranties, early occupancy, early access, additional rent estimates and any other such tenant inducements are not applicable to this Extended Term unless otherwise expressly stated in Section 4 hereof. For greater clarity, but without limiting the generality of the foregoing, the sections titled “As Is” Basis”, “Landlord’s Work”, “Space Planning” and “Early Access” under Schedule “E” of the Lease are of no further force or effect and shall not apply to the Extended Term and any renewal or extension thereof;

(c)	the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Leased Premises (save and except as set out in Section 4 hereof) and the Tenant shall accept the Leased Premises in an “as is where is” condition. All further renovations, alterations or improvements in or to the Leased Premises are the sole responsibility of the Tenant and shall be undertaken and completed, at the Tenant’s expense, and strictly in accordance with the Lease;

(d)	during the period from May 1, 2008 to and including April 30, 2011, annual Minimum Rent for the Leased Premises shall be $82,031.25 payable in equal monthly instalments of $6,835.94 on the first day of each and every month during such period of the Extended Term without setoff, deduction or abatement whatsoever. The aforementioned Minimum Rent is based on an annual rental rate of $6.25 per square foot of the Rentable Area of the Leased Premises.

Primerica Life Insurance Company of Canada 6715 Millcreek Dr., Mississauga, ON	Page 1

During the period from May 1, 2011 to and including April 30, 2014, annual Minimum Rent for the Leased Premises shall be $88,593.75 payable in equal monthly instalments of $7,382.81 on the first day of each and every month during such period of the Extended Term without setoff, deduction or abatement whatsoever. The aforementioned Minimum Rent is based on an annual rental rate of $6.75 per square foot of the Rentable Area of the Leased Premises.

During the period from May 1, 2014 to and including April 30, 2018, annual Minimum Rent for the Leased Premises shall be $91,875.00 payable in equal monthly instalments of $7,656.25 on the first day of each and every month during such period of the Extended Term without setoff, deduction or abatement whatsoever. The aforementioned Minimum Rent is based on an annual rental rate of $7.00 per square foot of the Rentable Area of the Leased Premises.

Unless otherwise required by the Landlord, the Tenant will pay to the Landlord all monthly instalments of Minimum Rent and Additional Rent, plus applicable taxes, required to be paid by the Tenant under the Lease, in advance, by way of monthly cheque on the first day of each month of the Extended Term in accordance with the terms set out in the Lease.

(e)	the Lease shall be further amended in accordance with Section 4 of this Agreement.

4.	Amendments As of the Effective Date, the Lease shall be further amended as follows:

(a)	Operating Costs:

(i)	The following shall be added to the end of Section 1.01 (xii):

“For greater clarity, all Operating Costs that are of a capital nature in accordance with generally accepted accounting principles in the real estate industry for buildings similar to the Project (having regard to age, size and location) shall be amortized on a straight-line basis and taken as Operating Costs over the useful life of the item in question.”

(ii)	Capital Tax shall be added as an item of deduction or exclusion from Operating Costs and shall be added to the end of Section 1.01 (xii) as Section 1.01 (xii)(cc).

(b)	Payment of Additional Rent: The following shall be added to the end of Section 6.04:

“6.04(e)	Notwithstanding anything contained in this Lease to the contrary, upon written request made by the Tenant to the Landlord, the Landlord will provide the Tenant with reasonable additional supporting documentation as requested by the Tenant in respect of the Landlord’s calculation of Operating Costs, Taxes and utilities.”

(c)	Insurance: The following shall be added to the end of Section 6.05.1:

“6.05.1(c)	The Tenant shall have the option, either alone or in conjunction with Citigroup Inc., the Tenant’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup Inc., to maintain self insurance and/or provide or maintain any insurance required by this Lease under blanket insurance policies maintained by the Tenant or Citigroup Inc., or provide or maintain insurance through such alternative risk management programs as Citigroup Inc. may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Lease. Upon request, the Tenant shall provide the Landlord with certificates of insurance. If the Tenant does not elect to self-insure, then the Tenant’s insurers will endeavour to provide the Landlord with not less than 30 days notice in the event the Tenant’s policies are to be cancelled or materially changed. If the Tenant does self-insure, then it will be deemed to be the insurer in accordance with the terms of this Lease. In the event that the Tenant elects to self-insure for liability insurance, the Tenant will undertake the defense of any claim (including the defense of the Landlord as if it had been an additional insured on the Tenant’s policy) at its sole cost and expense.

Notwithstanding anything to the contrary, the Tenant and those for whom it is responsible at law shall be released with respect to all claims required to be insured by the Landlord under this Lease or which are otherwise insured.”

(d)	Restoration: The following shall be added to the end of Section 7.05:

“Notwithstanding anything contained in this Lease to the contrary, the Tenant shall not be responsible for removing its leasehold improvements or restoring the Leased Premises to a

Primerica Life Insurance Company of Canada 6715 Millcreek Dr., Mississauga, ON	Page 2

base building condition at the expiration or earlier termination of this Lease provided, however, the Tenant shall, at its expense: (i) restore the Print Shop (as shown hatched on Schedule “A” hereof) to base building condition; (ii) remove its furniture, equipment and trade fixtures; (iii) remove any alterations or Leasehold Improvements constructed or installed without Landlord’s prior written consent; and (iv) repair any damage caused to the Leased Premises as a result of the Tenant’s removal of any of its chattels and equipment from the Leased Premises, and provided further that this shall not absolve the Tenant of its obligations to repair damage and maintain the Leased Premises as set out in this Lease.”

(e)	Non-Disturbance Agreement: The following shall be added to the end of Section 12.02:

“Upon written request of the Tenant, the Landlord shall assist the Tenant in obtaining written assurances from any mortgagee with an interest in the Project prior to that of the Tenant to the effect that so long as the Tenant is not in default under the terms of this Lease and attorns to such mortgagee, then the mortgagee will not disturb the Tenant’s occupancy of the Leased Premises. All costs associated with obtaining such written assurances shall be borne by the Tenant and shall be paid by the Tenant to the Landlord within 15 days of request therefor.”

(f)	Overholding: Section 14.02 of the Lease is deleted in its entirety and the following is substituted in its place:

“14.02 If the Tenant shall continue to occupy the Leased Premises after the expiration of this Lease, with or without the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a monthly rental equal to one hundred twenty-five percent (125%) of the monthly Minimum Rent and Additional Rent which it was responsible for paying during the last year of the Term and otherwise on the terms and conditions herein set forth, except as to the length of tenancy.”

(g)	Notice: The Landlord’s address for Notice pursuant to Section 14.08 of the Lease shall be c/o GWL Realty Advisors Inc., Sussex Centre, 50 Burnhamthorpe Road West, Suite 1500, Mississauga, ON L5B 3C2, Attention: Leasing Department.

(h)	Parking: The section titled “Parking” under Schedule “E” of the Lease is deleted in its entirety and the following is substituted in its place:

“1.	Parking

Throughout the Term including any extensions or renewals thereof, the Tenant shall be entitled to have the use of 4 unreserved parking spaces for every 1,000 square feet of office Rentable Area leased within the Leased Premises (the “Tenant’s Parking Allotment”) in the surface parking facilities in front of the Leased Premises, on a first come, first served basis, free of charge, and otherwise in accordance with the terms and conditions contained in this Lease. Within the Tenant’s Parking Allotment, the Tenant shall be entitled to designate, free of charge, up to 3 reserved stalls to be located at the front of the Leased Premises as reserved solely for the Tenant’s clients and/or employees. All parking stalls shall be assignable to any permitted assignee or subtenant.”

(i)	The following clauses shall be added to Schedule “E” of the Lease:

“3.	Landlord’s Work

Prior to the Effective Date, the Landlord will, at its expense on a “once only” basis and utilizing its choice of materials and contractors, complete the following (the “Landlord’s Work”):

(i)	paint and re-carpet the office area of the Leased Premises in colours and materials to be selected by the tenant from the Landlord’s base building standard; and

(ii)	repair or replace the rear entrance door to the Leased Premises and replace the existing hot water tank with a larger water tank sufficient in size to satisfy the Tenant’s requirements.

Any costs to the Landlord (other than costs resulting from the above-described Landlord’s Work) resulting from the Tenant’s use or layout of, or alterations or changes to, the Leased Premises shall be at the Tenant’s sole cost.

All further renovations, alterations or improvements in or to the Leased Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and strictly in accordance with the provisions of this Lease.

Primerica Life Insurance Company of Canada 6715 Millcreek Dr., Mississauga, ON	Page 3

4.	Relocation and Continuous Occupancy

Notwithstanding anything contained in this Lease to the contrary, the Landlord shall not be permitted to relocate the Leased Premises and there shall be no obligation on the part of the Tenant to continuously operate from the Leased Premises provided that the Tenant shall not be relieved of its obligation to pay Rent and perform and observe the other provisions of this Lease.

5.	Option to Extend

Provided the Required Conditions (as defined below) have been met, the Tenant will have a non-transferable right (save and except to an affiliate corporation of the Tenant, as that term is defined under the Business Corporations Act (Canada)) to extend the Term for 2 periods of 5 years each, upon written notice given to the Landlord at least 6 months but not more than 12 months prior to the expiry of the then-current Term. Minimum Rent payable during the extension terms shall be based upon the then-prevailing fair market net rental for similar premises similarly located. Should the Tenant not exercise any extension right, then that extension right and all subsequent extension rights shall be lost and deemed null and void. If the parties cannot agree on the Minimum Rent payable during the extension term within 45 days following the date on which the Tenant has provided its notice to exercise, then the Minimum Rent will be determined by a single arbitrator jointly selected by the parties within 20 days after expiration of the 45 day period referred to above.

If the parties are unable to agree upon a single arbitrator within such 20 day period, then both parties will, within 7 days after the expiration of that 20 day period, advise the other party of their appointment of a single arbitrator and both arbitrators so appointed will jointly appoint a third arbitrator within 7 days after their own appointment. If any of the parties fails to appoint their own arbitrator within the 7 day period, then the arbitrator appointed by the other party will be deemed to have authority to determine the matter alone. If both parties fail to each appoint their own arbitrator, then the within option shall be null and void and of no effect.

The decision of the arbitrator as to the Minimum Rent or, where there is a panel of 3 arbitrators, the decision of a majority of such arbitrators, must be reached before the start of the extension term and all costs of the arbitration will be shared equally between the parties. If the arbitration decision has not been given prior to the start of the extension term, then from and after the first day of the extension term, the Tenant will pay the minimum rent which the Landlord sets forth as reflecting the fair market net rental and any necessary adjustments following the arbitration decision will be made retroactive to the first day of the extension term.

At the Landlord’s option, the Tenant will execute an extension agreement, as prepared by the Landlord, to give effect to the extension term. Reference in this Lease to any rights to early occupancy or rent free periods, indemnities of the Landlord in favour of the Tenant or requirements on the Landlord’s part to perform any work or to pay to the Tenant any construction allowance, inducement, loan or other amount in connection with this Lease or improvements installed in the Leased Premises, shall not apply to the extension term, such rights, indemnities and requirements being deemed to have expired with the expiry of the then-current Term of this Lease. Without limiting the generality of the foregoing, the Landlord’s right to terminate as set out in Article X of this Lease shall apply during such extensions of term as set out herein.

“Required Conditions” means: (i) the Tenant has paid all Rent as and when due and punctually observed and performed the covenants and obligations of the Tenant under the Lease, as amended by a Lease Extension and Amending Agreement dated August 19, 2008; and (ii) no Transfer of the Lease (save and except to an affiliate corporation of the Tenant, as that term is defined under the Business Corporations Act (Canada)), as amended by a Lease Extension and Amending Agreement dated August 19, 2008, has occurred and Primerica Life Insurance Company of Canada (or an affiliate corporation thereof, as that term is defined under the Business Corporations Act (Canada)) is in occupation of and conducting business in the whole of the Leased Premises.

(j)	Deletions: The sections titled “As Is” Basis”, “Landlord’s Work”, “Space Planning”, “Early Access” and “Option to Extend” under Schedule “E” of the Lease are deleted in their entirety as they are of no further force or effect.

5.	Authority The Landlord and Tenant represent and warrant that they have the right, full power and authority to agree to extend the Term and amend the Lease as provided in this Agreement.

6.	Confidential The Tenant shall not disclose to any person the financial or any other terms of this Agreement, except to its professional advisors, consultants and auditors, in their capacity as such and except as otherwise required by law.

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7.	No Representations No agreement, representations, warranties or conditions relating to the Leased Premises or the contents of this Agreement or the Lease have been made except as are expressly set out herein. The Tenant acknowledges that no indemnities of the Landlord in favour of the Tenant have been given under this Agreement and any indemnities of the Landlord in favour of the Tenant given under the Lease will not apply during the Extended Term or be restated under this Agreement, such indemnities being deemed to have expired with the expiry of the initial Term of the Lease.

8.	Confirmation Save as otherwise provided herein, whenever the term “Lease” or “lease” is used in this Agreement (except in the recitals), it is understood and agreed to mean the Lease as amended by this Agreement. Save as otherwise provided herein, whenever the term “Term” is used in this Agreement (except in the recitals), it is understood and agreed to mean the Term as extended by this Agreement. The parties confirm that except as modified by this Agreement, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect. All capitalized terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

9.	Binding This Agreement shall enure to the benefit of and be binding upon the parties hereto, the successors and assigns of the Landlord and the successors and permitted assigns of the Tenant.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

LANDLORD:
THE GREAT-WEST LIFE ASSURANCE COMPANY

By:	/s/ Michael S. Bombardier
Name:	Michael S. Bombardier
Title:	Director, Asset Management

By:	/s/ GLENN WAY
Name:	GLENN WAY
Title:	VICE PRESIDENT, ASSET MANAGEMENT

We have authority to bind the Corporation

LANDLORD:
801611 ONTARIO LIMITED

By:	/s/ Michael S. Bombardier
Name:	Michael S. Bombardier
Title:	Director, Asset Management

By:	/s/ GLENN WAY
Name:	GLENN WAY
Title:	VICE PRESIDENT, ASSET MANAGEMENT

We have authority to bind the Corporation

TENANT: PRIMERICA LIFE INSURANCE COMPANY OF CANADA

By:	/s/ John P. Adams
Name:	John P. Adams
Title:	CEO

By:	/s/ D. Shannon
Name:	D. Shannon
Title:	General Counsel

We/I have authority to bind the Corporation.

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